SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported): July 20, 2007

BRAVO! BRANDS INC.
(Exact name of registrant as specified in its amended charter)

Delaware	0-20539	62-1681831
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11300 US Highway 1, Suite 400
North Palm Beach, Florida 33408 USA
(Address of principal executive offices)

(561) 625-1411
Registrant's telephone number

(Former name or former address if changed since last report)

Item 1.02 Termination of a Material Definitive Agreement

On July 20, 2007, the Company executed an agreement (the “Termination Agreement”) with HP Hood LLC. ("Hood"), effective June 21, 2007, to terminate the Contract Packaging Agreement ("Co-Pack Agreement") entered into by the parties on September 19, 2006. Warrants to purchase 5,870,000 shares of the Company's common stock that were issued to Hood in connection with the Co-Pack Agreement have been cancelled pursuant to the terms of the Termination Agreement. In addition, the Termination Agreement relieves the Company of an approximately $3,385,500 in current liabilities for penalties associated with unused Hood capacity by the Company. The Termination Agreement also contains mutual releases by the parties.

In consideration for the agreement by Hood to terminate the Co-Pack Agreement, the Company agreed to pay Hood the aggregate sum of $1,432,532.15, consisting of the stated value of the inventory purchased by Hood in anticipation of its production under the Co-Pack Agreement, plus a termination fee of $25,000. Upon payment of the aggregate amount as provided in the Termination Agreement, Hood shall release to the Company the inventory, FOB Hood’s facility, without further charge to the Company. If the Company has not tendered payment of the $1,432,532.15 in full by July 31, 2007, at any time thereafter Hood may elect to terminate the Termination Agreement immediately by written notice to the Company of its intention to do so. If Hood elects to exercise its right to terminate the Termination Agreement, the Co-Pack Agreement shall be reinstated. The Company is continuing to explore various options for a restructuring, reorganization, sale, or other strategic alternatives for the Company that will enable it to meet the July 31, 2007 payment deadline.

The termination of the Co-Pack Agreement was a joint decision between the Company and Hood to address unused capacity resulting from forecasted sales of the Company’s product by Coca-Cola Enterprises (the Company’s previous master distributor) being far below expectations.

Item 9.01

Exhibits

99.1	Termination Agreement - Contract Packaging Agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bravo! Brands Inc.

Date: July 23, 2007	By:	/s/ Roy D. Toulan, Jr.
Roy D. Toulan, Jr.,
Senior Vice President General Counsel